Exhibit 10.1

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of February 27, 2012 (“Amendment No. 2”), by and among TRANSUNION CORP., a Delaware corporation (“Holdings”), TRANS UNION LLC, a Delaware limited liability company (the “Borrower”), DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”), and each other Lender (as defined below) party hereto.

WITNESSETH:

WHEREAS, Holdings, the Borrower, the Administrative Agent, the Guarantors and each Lender party thereto entered into Amendment No. 1 to Credit Agreement, dated as of February 10, 2011, which amended and restated the Credit Agreement, dated as of June 15, 2010, by and among Holdings, the Borrower, the Administrative Agent and the lenders from time to time party thereto (the “Lenders”) (as amended, amended and restated, supplemented or otherwise modified through, but not including, the date hereof, the “Credit Agreement”) (capitalized terms not otherwise defined in this Amendment No. 2 have the same meanings as specified in the Credit Agreement);

WHEREAS, Holdings and the Borrower desire to make certain amendments to the Credit Agreement as more specifically set forth in Section 1 hereof (the “Amendments”);

WHEREAS, pursuant to Section 10.01 of the Credit Agreement, the consent of the Required Lenders is necessary to effect the Amendments;

WHEREAS, the Administrative Agent, the Loan Parties and the Lenders constituting the Required Lenders are willing to so agree pursuant to Section 10.01 of the Credit Agreement, subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendments to Credit Agreement.

Subject to the satisfaction (or waiver) of the conditions set forth in Sections 2 and 3 hereof, the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is amended by adding in the appropriate alphabetical order the following new definitions:

“2010 Indenture” means the indenture dated as of June 15, 2010 (as in effect on February 27, 2012 and without regard to any amendment, supplement or modification of same after such date), pursuant to which Holdings issued certain 11 3/8% Senior Notes due 2018.

“Advent” means Advent International Corporation, a Delaware corporation.

“Amendment No. 2” means Amendment No. 2 to this Agreement, dated as of February 27, 2012, among Holdings, the Borrower, the other Loan Parties, DBTCA, as the Administrative Agent, and the other Lenders party thereto.

“Amendment No. 2 Effective Date” means the date on which the conditions set forth in Section 3 hereof are satisfied or waived.

“GS” means GS Capital Partners VI, L.P., a Delaware limited partnership.

“Sponsor Acquisition” means the acquisition directly or indirectly by Advent and GS (and/or their respective affiliates) of the Equity Interests of Holdings pursuant to the terms of the Sponsor Acquisition Agreement on the Amendment No. 2 Effective Date.

“Sponsor Acquisition Agreement” means the Agreement and Plan of Merger, dated as of February 17, 2012, by and among Spartan Parent Holdings Inc., Spartan Acquisition Sub Inc., Holdings and MDCPVI TU Holdings, LLC, solely in its capacity as Stockholder Representative pursuant to Article 11 thereof (as may amended, supplemented or modified in accordance with the terms thereof).

(b) Section 1.01 of the Credit Agreement is hereby further amended by amending the definition of “Adjusted Total Assets” to insert the text “or the Sponsor Acquisition” immediately following the appearance of the text “Transactions” therein.

(c) Section 1.01 of the Credit Agreement is hereby further amended by amending and restating clause (a) of the definition of “Applicable Rate” as follows:

“(a) with respect to Term Loans, (i) prior to the Amendment No. 2 Effective Date, the rates set forth in clause (a) of the definition of “Applicable Rate” without giving effect to Amendment No. 2 and (ii) thereafter, (A) for LIBOR Loans, 4.00% and (B) for Base Rate Loans, 3.00%”.

(d) Section 1.01 of the Credit Agreement is hereby further amended by amending and restating clause (b)(ii) of the definition of “Applicable Rate” as follows:

“(ii) with respect to Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees in respect of Revolving Credit Lenders with Extended Revolving Credit Commitments created pursuant to Amendment No. 1, (A) prior to the Amendment No. 2 Effective Date, the rates set forth in clause (b)(ii) of the definition of “Applicable Rate” without giving effect to Amendment No. 2 and (B) thereafter, the following percentages per annum, based upon the Senior Secured Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Senior Secured Net Leverage Ratio	LIBOR and Letter of Credit Fees	Base Rate	Unused Commitment Fee Rate
1	>2.25:1	3.75%	2.75%	0.50%
2	≤2.25:1	3.50%	2.50%	0.50%

(e) Section 1.01 of the Credit Agreement is hereby further amended by amending and restating clause (a) of the definition of “Available Additional Basket” as follows:

“(a) (i) $25,000,000 or (ii) solely for purpose of Section 7.06(g) hereof, $40,000,000;”

(f) Section 1.01 of the Credit Agreement is hereby further amended by inserting the following text immediately after the text “provided that” in clause (b) of the definition of “Available Additional Basket”:

“, other than in connection with determining the Available Additional Basket for the purpose of Section 7.06(g) hereof,”

(g) Section 1.01 of the Credit Agreement is hereby further amended by amending and restating clause (c) of the definition of “Change of Control” as follows:

“(c) a “change of control” (or similar event) shall occur under (i) any Senior Note Document (other than in connection with the Sponsor Acquisition) or (ii) any Junior Financing with an aggregate principal amount in excess of the Threshold Amount or any Permitted Refinancing Indebtedness in respect of any of the foregoing with an aggregate principal amount in excess of the Threshold Amount; or”

(h) Section 1.01 of the Credit Agreement is hereby further amended by amending the definition of “Consolidated EBITDA” to insert the text “fees and expenses incurred directly in connection with the Sponsor Acquisition,” immediately following the first appearance of the text “Transaction Expenses,” therein.

(i) Section 1.01 of the Credit Agreement is hereby further amended by adding the following proviso at the end of clause (a) of the definition of “Consolidated Net Income” as follows:

“; provided that solely for the purpose of calculating Consolidated Net Income in connection with determining the Available Additional Basket for Section 7.06(g) hereof, the after-tax effect of severance, relocation costs and curtailments or modifications to pension and post-retirement benefits plans shall also be excluded”

(j) Section 1.01 of the Credit Agreement is hereby further amended by (i) deleting the text “and” at the end of clause (j) of the definition of “Consolidated Net Income” and (ii) deleting “.” and inserting the text “; and” at the end of clause (k) thereof.

(k) Section 1.01 of the Credit Agreement is hereby further amended by adding a new clause (l) to the definition of “Consolidated Net Income” as follows:

“(l) solely for the purpose of calculating Consolidated Net Income in connection with determining the Available Additional Basket for Section 7.06(g) hereof, (i) any fees and expenses incurred directly in connection with the Sponsor Acquisition shall be excluded, (ii) fees and expenses incurred, or any amortization thereof, in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case to the extent not prohibited under this Agreement shall be excluded and (iii) the after-tax effect of any gains or losses from the early extinguishment of Indebtedness or any hedging obligation or other derivative obligation, shall be excluded.”

(l) Section 1.01 of the Credit Agreement is hereby further amended by amending the last paragraph of the definition of “Consolidated Net Income” to insert the text “the Sponsor Acquisition,” immediately following the appearance of the text “Investments,” therein.

(m) Section 1.01 of the Credit Agreement is hereby further amended by amending the definition of “Consolidated Total Net Debt” to insert the text “, the Sponsor Acquisition” immediately following the appearance of the text “Transactions” in clause (a)(x) thereof.

(n) Section 1.01 of the Credit Agreement is hereby further amended by (i) deleting the text “the effects of any discounting of Indebtedness resulting from the application of purchase accounting” in the definition of “Consolidated Total Net Debt” and inserting in place thereof the text “the impact on Indebtedness resulting from the application of purchase accounting”.

(o) Section 1.01 of the Credit Agreement is hereby further amended by amending and restating the definition of “Continuing Directors” in its entirety as follows:

“Continuing Directors” means (i) prior to the Amendment No. 2 Effective Date, the directors of Holdings on the Closing Date, as elected or appointed after giving effect to the Transactions, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by a majority of the then Continuing Directors or such other director receives the vote of, or is appointed or otherwise approved by, such Permitted Holders in his or her election by the stockholders of Holdings necessary to elect such director and (ii) after the Amendment No. 2 Effective Date, the directors of holdings on the Amendment No. 2 Effective Date, as elected or appointed after giving effect to the Sponsor Acquisition, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by a majority of the then Continuing Directors or such other director receives the vote of, or is appointed or otherwise approved by, such Permitted Holders in his or her election by the stockholders of Holdings necessary to elect such director.”

(p) Section 1.01 of the Credit Agreement is hereby further amended by amending and restating the definition of “Permitted Holders” in its entirety as follows:

“’Permitted Holders’ means each of the Sponsor, the Pritzker Entities and the Management Stockholders; provided that if the Management Stockholders own beneficially or of record more than ten percent (10.0%) of the outstanding voting Equity Interests of Holdings in the aggregate, they shall be treated as Permitted Holders of only ten percent (10.0%) of the outstanding voting Equity Interests of Holdings at such time; provided further that after the Amendment No. 2 Effective Date, “Permitted Holders” shall no longer comprise the Pritzker Entities.”

(q) Section 1.01 of the Credit Agreement is hereby further amended by amending and restating the definition of “Shareholder Agreement” in its entirety as follows:

“’Shareholder Agreement’ means, (i) prior to the Amendment No. 2 Effective Date, collectively, (a) that certain TransUnion Corp. 2010 U.S. Stockholders’ Agreement, dated as of the date hereof, by and among Holdings, each Person (used in this clause (a) as defined therein) identified on Schedule 1 thereto, each Person identified on Schedule 2 thereto, and any other Person who becomes a party to such agreement pursuant to the provisions thereof and (b) that certain TransUnion Corp. 2010 Non-U.S. Stockholders’ Agreement, dated as of the date hereof, by and among Holdings, each Person (used in this clause (b) as defined therein) identified on Schedule 1 thereto, each Person identified on Schedule 2 thereto, and any other Person who becomes a party to such agreement pursuant to the provisions thereof, in each case, as amended, amended and restated, modified or supplemented from time to time and (ii) after the Amendment No. 2 Effective Date, the shareholder agreement entered into in connection with the Sponsor Acquisition.”

(r) Section 1.01 of the Credit Agreement is hereby further amended by amending and restating the definition of “Sponsor” in its entirety as follows:

“’Sponsor’ means (i) prior to the Amendment No. 2 Effective Date, Madison Dearborn Partners, LLC and its Affiliates (other than their respective portfolio companies and natural persons) and (ii) after the Amendment No. 2 Effective Date, Advent, GS and their respective Affiliates (other than their respective portfolio companies and natural persons).”

(s) Section 2.09(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d) Prepayment Premium on Replacement Term Loans. At the time of the effectiveness of any Repricing Transaction that is consummated after the Amendment No. 2 Effective Date and on or before February 28, 2013, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Term Loans which are repaid or prepaid pursuant to such Repricing Transaction (including each Lender that withholds its consent to such Repricing Transaction and is replaced as a Non-Consenting Lender under Section 3.07), a fee in an amount equal to 1.00% of (x) in the case of a Repricing Transaction of the type described in clause (1) of the definition thereof, the aggregate principal amount of all Term Loans prepaid (or converted) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (2) of the definition thereof, the aggregate principal amount of all Term Loans outstanding on such date that are subject to an effective reduction of the Applicable Rate pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.”

(t) Section 2.14(a) of the Credit Agreement is hereby amended by amending and restating the second sentence thereof in its entirety as follows:

“Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less that $10,000,000, and in each case shall be in an increment of $1,000,000 (provided that such amount may be less than $25,000,000 or $10,000,000, as the case may be, if such amount represents all remaining availability under the limit set forth in the next sentence).”

(u) Section 2.15(a)(ii) of the Credit Agreement is hereby amended by amending and restating clause (ii)(y) thereof in its entirety as follows:

“(y) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than five different Maturity Dates,”

(v) Section 3.04 of the Credit Agreement is hereby amended by adding a new clause (f) thereto as follows:

“(f) Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Closing Date in a requirement of Law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 3.04).”

(w) Section 7.06(g) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(g) if Holdings is in compliance with the covenant set forth in Section 7.11 (whether or not such covenant is applicable at such time in accordance with its terms) on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable, as if such Restricted Payment had been made on the last day of such four quarter period, then Holdings may make Restricted Payments in an aggregate amount equal to the portion, if any, of the Available Additional Basket on such date that the Borrower elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Available Additional Basket immediately prior to such election and the amount thereof elected to be so applied; provided that with respect to any Restricted Payment made pursuant to this Section 7.06(g), (x) no Event of Default has occurred and is continuing or would result therefrom and (y) immediately after giving effect to such Restricted Payment on a Pro Forma Basis, the Borrower could incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) of the 2010 Indenture;”

SECTION 2. Condition to Closing of Amendment No. 2. The Amendment No. 2 Closing Date (the “Amendment No. 2 Closing Date”) shall occur on the date when the Administrative Agent (or its counsel) shall have received from the Required Lenders, a counterpart of this Amendment No. 2 executed on behalf of each such Person (which may be transmitted by facsimile or by electronic transmission).

SECTION 3. Conditions to Effectiveness of Amendment No. 2. The Amendments, as set forth in Section 1, shall become effective on the date when the following conditions shall have been satisfied (or waived) (such date, the “Amendment No. 2 Effective Date”):

(a) The Amendment No. 2 Closing Date shall have occurred.

(b) The Administrative Agent (or its counsel) shall have received from (i) Holdings and (ii) the Borrower, a counterpart of this Amendment No. 2 executed on behalf of each such Person (which may be transmitted by facsimile or by electronic transmission).

(c) The Administrative Agent shall have received a Guarantor Consent and Reaffirmation, substantially in the form attached hereto as Annex A, duly executed and delivered by each Guarantor (the terms of which are hereby incorporated by reference herein).

(d) The Administrative Agent shall have received, for the account of each Lender party to Amendment No. 2, on the Amendment No. 2 Closing Date, an amendment fee (the “Amendment Fee”) in an amount equal to 0.10% of the sum of such Lender’s (x) outstanding Term Loans and (y) Revolving Credit Commitment or Extended Revolving Credit Commitment, as the case may be, as of the Amendment No. 2 Closing Date.

(e) The Borrower shall have paid in full all fees and reasonable out-of-pocket expenses (including the reasonable fees and expenses of White & Case LLP), to the extent invoiced at least three days prior to the Amendment No. 2 Effective Date, incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment No. 2 and required to be paid in connection with this Amendment No. 2 pursuant to Section 10.04 of the Credit Agreement and any fee letter between the Borrower and the Administrative Agent.

(f) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority, and (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Amendment No. 2 Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Amendment No. 2 Effective Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of Amendment No. 2 and, if applicable, the Guarantor Consent and Reaffirmation, in each case, to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing Amendment No. 2 and, if applicable, the Guarantor Consent and Reaffirmation, on behalf of such Loan Party.

(h) The Administrative Agent shall have received a certificate, dated the Amendment No. 2 Effective Date and signed by a financial officer of the Borrower, certifying that Holdings and its Subsidiaries and the Borrower and its Subsidiaries, in each case on a consolidated basis, are Solvent as of the Amendment No. 2 Effective Date both before and immediately after giving effect to the Sponsor Acquisition.

(i) The Administrative Agent shall have received from special New York counsel to the Loan Parties an opinion addressed to the Administrative Agent, the Collateral Agent, and the Lenders and dated the Amendment No. 2 Effective Date, which opinion shall cover customary corporate opinions, including due authorization, execution, delivery, enforceability and no conflicts.

(j) The Sponsor Acquisition shall be consummated simultaneously with the effectiveness of this Amendment No. 2 on the Amendment No. 2 Effective Date in accordance with the terms of the Sponsor Acquisition Agreement.

SECTION 4. Representations and Warranties. Holdings, the Borrower and each of the other Loan Parties represent and warrant as follows as of the Amendment No. 2 Effective Date:

(a) The execution, delivery and performance by each Loan Party party hereto of this Amendment No. 2 are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action. Neither the execution, delivery nor performance by each Loan Party party hereto of this Amendment No. 2 will (i) contravene the terms of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under (x) any Contractual Obligation to which such Person is a party or by which it or any of its properties of such Person or any of its Restricted Subsidiaries is bound or by which it may be subject or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any applicable material Law, in each case, except to the extent that any such violation, conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) This Amendment No. 2 has been duly executed and delivered by each Loan Party that is a party hereto and constitutes a legal, valid and binding obligation of each Loan Party that is a party hereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 5. Reference to and Effect on the Credit Agreement and the Loan Documents.

(a) On and after the Amendment No. 2 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Amendment No. 2.

(b) The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment No. 2, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case, as amended by this Amendment No. 2.

(c) The execution, delivery and effectiveness of this Amendment No. 2 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. On and after the effectiveness of this Amendment No. 2, this Amendment No. 2 shall for all purposes constitute a Loan Document.

SECTION 6. Execution in Counterparts. This Amendment No. 2 may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or electronic transmission of an executed counterpart of a signature page to this Amendment No. 2 shall be effective as delivery of an original executed counterpart of this Amendment No. 2.

SECTION 7. Governing Law. This Amendment No. 2 shall be governed by, and construed in accordance with, the law of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRANSUNION CORP.

By:	/s/ Gordon E. Schaechterle
Name: Gordon E. Schaechterle
Title: Group Vice President, Chief Accounting Officer

TRANS UNION LLC

By:	/s/ Gordon E. Schaechterle
Name: Gordon E. Schaechterle
Title: Group Vice President, Chief Accounting Officer

DEUTSCHE BANK TRUST COMPANY
AMERICAS, Individually and as Administrative Agent and Collateral Agent

By:	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Director

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

ANNEX A

GUARANTOR CONSENT AND REAFFIRMATION

February 27, 2012

Reference is made to the Credit Agreement dated as of June 15, 2010, among TRANSUNION CORP., a Delaware corporation (“Holdings”), TRANS UNION LLC, a Delaware limited liability company (the “Borrower”), the Guarantors party thereto from time to time, DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and Collateral Agent, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), as amended and restated pursuant to Amendment No. 1, dated as of February 10, 2011, and as further amended pursuant to Amendment No. 2, dated as of February 27, 2012 (the “Credit Agreement”). Capitalized terms used but not otherwise defined in this Guarantor Consent and Reaffirmation (this “Consent”) are used with the meanings attributed thereto in the Credit Agreement.

Each Guarantor hereby consents to the execution, delivery and performance of Amendment No. 2 by the Loan Parties party thereto and agrees that each reference to the Credit Agreement in the Loan Documents shall, on and after the Amendment No. 2 Effective Date, be deemed to be a reference to the Credit Agreement as amended by Amendment No. 2.

Each Guarantor hereby acknowledges and agrees that, after giving effect to Amendment No. 2, all of its respective Obligations under the Loan Documents to which it is a party, as such Obligations have been amended by Amendment No. 2, are reaffirmed, and remain in full force and effect.

After giving effect to Amendment No. 2, each Guarantor reaffirms each Lien granted by it to the Administrative Agent for the benefit of the Secured Parties under each of the Loan Documents to which it is a party, which Liens shall continue in full force and effect during the term of the Credit Agreement as amended by Amendment No. 2, and shall continue to secure the Secured Obligations (after giving effect to Amendment No. 2), in each case, on and subject to the terms and conditions set forth in the Credit Agreement, as amended by Amendment No. 2, and the other Loan Documents.

Nothing in this Consent shall create or otherwise give rise to any right to consent on the part of the Guarantors to the extent not required by the express terms of the Loan Documents.

This Consent is a Loan Document and shall be governed by, and construed and interpreted in accordance with, the law of the state of New York.

IN WITNESS WHEREOF, the parties hereto have duly executed this Consent as of the date first set forth above.

TRANSUNION CORP.

By:	/s/ Gordon E. Schaechterle
Name: Gordon E. Schaechterle
Title: Group Vice President, Chief Accounting Officer

TRANSUNION INTERACTIVE, INC.

By:	/s/ Gordon E. Schaechterle
Name: Gordon E. Schaechterle
Title: Vice President, Chief Accounting Officer

TRANSUNION RENTAL SCREENING
SOLUTIONS, INC.

By:	/s/ Gordon E. Schaechterle
Name: Gordon E. Schaechterle
Title: Vice President, Chief Accounting Officer and Controller

VISIONARY SYSTEMS, INC.

By:	/s/ Gordon E. Schaechterle
Name: Gordon E. Schaechterle
Title: Vice President, Chief Accounting Officer and Controller

TRANSUNION TELEDATA LLC

By:	/s/ Gordon E. Schaechterle
Name: Gordon E. Schaechterle
Title: Vice President, Chief Accounting Officer

TRANSUNION HEALTHCARE LLC

By:	/s/ Gordon E. Schaechterle
Name: Gordon E. Schaechterle
Title: Vice President, Chief Accounting Officer and Controller

DIVERSIFIED DATA DEVELOPMENT
CORPORATION

By:	/s/ Gordon E. Schaechterle
Name: Gordon E. Schaechterle
Title: Vice President, Chief Accounting Officer and Controller

TRANSUNION FINANCING CORPORATION

By:	/s/ Gordon E. Schaechterle
Name: Gordon E. Schaechterle
Title: Vice President